Exhibit 10.4

April         , 2007

[Director]

400 N Sam Houston Parkway East

Suite 205

Houston, Texas 77067

Dear [Director]:

Reference is hereby made to [that certain/those certain option agreement(s) dated                     ] between Far East Energy Corporation (the “Company”) and you (the “Option Agreement”). Any terms used but not herein defined shall have the meaning ascribed to them in the Company’s 2005 Stock Incentive Plan (the “Plan”).

This letter agreement confirms our understanding that effective as of the date hereof, notwithstanding any terms and conditions of the Option Agreement, the Plan or any other agreement to the contrary:

3.	If a Termination of Service in your capacity as a director of the Company occurs upon or within 24 months following the occurrence of a Change of Control, then all options granted to you shall be immediately and fully vested and exercisable as of the date of termination and all restrictions on restricted stock awarded to you shall be removed and all rights to such stock shall be vested as of the date of termination.

4.	With respect to any Option Agreement granted under the terms of the Plan, in the event of a Reorganization in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly-owned subsidiary of another company or entity after the effective date of the Reorganization, then (i) if there is no plan or agreement respecting the Reorganization (“Reorganization Agreement”) or if the Reorganization Agreement does not specifically provide for the change, conversion or exchange of the shares of the Company subject to each such Option Agreement (the “Option Shares”) under outstanding unexercised Options for securities of another corporation, then the Option shall terminate as of a date to be fixed by the Committee, provided that not less than 30 days written notice of the date so fixed shall be given to you and you shall have the right during such period to exercise the Option as to all or any part of the Option Shares covered by such Option Agreement; or (ii) if there is a Reorganization Agreement and if the Reorganization Agreement specifically provides for the change, conversion or exchange of the Option Shares under outstanding or unexercised options for securities, cash or property of another corporation or entity, then the Committee shall adjust the Option Shares under such outstanding unexercised Options (and shall adjust the Option Shares which are then available to be optioned, if the Reorganization Agreement makes specific provisions therefor) in a manner not inconsistent with the provisions of the Reorganization Agreement for the adjustment, change, conversion or exchange of such stock and such options. For purposes of this letter agreement, “Reorganization” shall mean any merger, consolidation, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly-owned subsidiary of another company or entity after the effective date of the Reorganization.

The terms and provisions set forth in this letter agreement shall modify and supersede all inconsistent terms and provisions set forth in the Option Agreement. Except as expressly modified and superseded by this letter agreement, the Company and you each hereby (a) ratify and confirm the Option Agreement, (b) agree that the same shall continue in full force and effect, and (c) agree that the same are the legal, valid and binding obligations of the Company and you, enforceable against the Company and you in accordance with its terms. With respect to any Option Agreement granted under the terms of the Plan, this letter agreement is deemed to be incorporated into and made a part of each Option Agreement.

This letter agreement is the entire agreement between the Company and you and supersedes all previous agreements and understandings between us relating to the subject matter of this letter agreement. This letter agreement cannot be amended without the consent of you and the Company. This letter agreement is binding upon and shall inure to the benefit of you, the Company and the respective successors and assigns of the parties.

If this letter and its terms are acceptable, please acknowledge below.

Sincerely,

Far East Energy Corporation

By:
Name:
Title:

Agreed and Acknowledged:

[Director]